Sound Financial Bancorp, Inc. Q1 2023 Results
Seattle, WA, April 24, 2023 — Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $2.2 million for the quarter ended March 31, 2023, or $0.83 diluted earnings per share, as compared to net income of $2.9 million, or $1.12 diluted earnings per share, for the quarter ended December 31, 2022, and $1.7 million, or $0.65 diluted earnings per share, for the quarter ended March 31, 2022. The Company also announced today that its Board of Directors declared a cash dividend on Company common stock of $0.19 per share, an increase from the Company's prior quarterly dividend of $0.17 per share, payable on May 24, 2023 to stockholders of record as of the close of business on May 10, 2023.

Comments from the President and Chief Executive Officer
“Our ninth consecutive quarter of organic loan growth helped propel our total assets to exceed $1.00 billion. Even more significantly, in spite of the recent industry turmoil, deposits increased and borrowings decreased during the quarter,” remarked Ms. Stewart, President and Chief Executive Officer. "Our ability to retain and attract deposits is a testament to the talented bankers who work with our clients every day. Other significant accomplishments in the quarter included implementation of CECL and a 48% reduction in non-performing assets. We are also pleased to announce an increase in our quarterly dividend. This is a fine start to the year," concluded Stewart.

Q1 2023 Financial Performance
Total assets increased $28.0 million or 2.9% to $1.00 billion at March 31, 2023, from $976.4 million at December 31, 2022, and increased $45.5 million or 4.7% from $958.9 million at March 31, 2022.
Net interest income decreased $317 thousand or 3.3% to $9.4 million for the quarter ended March 31, 2023, from $9.7 million for the quarter ended December 31, 2022, and increased $1.8 million or 23.0% from $7.6 million for the quarter ended March 31, 2022.

Net interest margin ("NIM"), annualized, was 4.01% for the quarter ended March 31, 2023, compared to 4.05% for the quarter ended December 31, 2022 and 3.49% for the quarter ended March 31, 2022.
Loans held-for-portfolio increased $4.6 million or 0.5% to $870.5 million at March 31, 2023, compared to $866.0 million at December 31, 2022, and increased $161.1 million or 22.7% from $709.5 million at March 31, 2022.

A $10 thousand provision for credit losses was recorded for the quarter ended March 31, 2023, compared to a $78 thousand provision for credit losses for the quarter ended December 31, 2022 and a $140 thousand provision for credit losses for the quarter ended March 31, 2022. In addition, the Company adopted the Current Expected Credit Losses ("CECL") standard as of January 1, 2023, which resulted in a one-time upward adjustment to the allowance for credit losses for loans of $760 thousand and an allowance for unfunded loan commitments of $695 thousand, and an after-tax decrease to opening retained earnings of $1.1 million. At March 31, 2023, the allowance for credit losses to total nonperforming loans and to total loans was 659.97% and 0.98%, respectively.

Total deposits increased $32.9 million or 4.1% to $841.6 million at March 31, 2023, from $808.8 million at December 31, 2022, and increased $5.6 million or 0.7% from $836.1 million at March 31, 2022. Noninterest-bearing deposits decreased $117 thousand or 0.1% to $173.1 million at March 31, 2023 compared to $173.2 million at December 31, 2022, and decreased $35.7 million or 17.1% compared to $208.8 million at March 31, 2022.

Our loan-to-deposit ratio was 104% at March 31, 2023, compared to 107% at December 31, 2022 and 85% at March 31, 2022.

Net gain on sale of loans was $78 thousand for the quarter ended March 31, 2023, compared to $49 thousand for the quarter ended December 31, 2022 and $365 thousand for the quarter ended March 31, 2022.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at March 31, 2023.
Total nonperforming loans decreased $1.7 million or 56.3% to $1.3 million at March 31, 2023, from $3.0 million at December 31, 2022, and decreased $3.5 million or 72.8% from $4.7 million at March 31, 2022.

Operating Results

Net interest income decreased $317 thousand, or 3.3%, to $9.4 million for the quarter ended March 31, 2023, compared to $9.7 million for the quarter ended December 31, 2022, and increased $1.8 million, or 23.0%, from $7.6 million for the quarter ended March 31, 2022. The decrease in the current quarter, compared to the prior quarter was primarily the result of certificate accounts increasing faster than we were able to redeploy the funds into higher earning assets. The increase compared to the first quarter of 2022 was primarily the result of a higher average balance of and yield earned on average interest-earning assets, partially offset by a higher average balance of and rate paid on average interest-bearing liabilities.
Interest income increased $355 thousand, or 3.0%, to $12.2 million for the quarter ended March 31, 2023, compared to $11.8 million for the quarter ended December 31, 2022, and increased $4.0 million, or 48.2%, from $8.2 million for the quarter ended March 31, 2022. The increase from the prior quarter was primarily due to higher average loan balances, a 22 basis point increase in the average yield on loans and a 69 basis point increase in the average yield on investments and interest-bearing cash following continued increases in the targeted federal funds rate into 2023, partially offset by lower average balances of investments and interest-bearing cash. The increase in interest income from the same quarter last year was due primarily to higher average loan balances, a 61 basis point increase in the average loan yield and a 371 basis point increase in the average yield on investments and interest-bearing cash, partially offset by a lower average balance of investments and interest-bearing cash.
Interest income on loans increased $303 thousand, or 2.7%, to $11.4 million for the quarter ended March 31, 2023, compared to $11.1 million for the quarter ended December 31, 2022, and increased $3.3 million, or 40.9%, from $8.1 million for the quarter ended March 31, 2022. The average balance of total loans was $867.7 million for the quarter ended March 31, 2023, compared to $861.4 million for the quarter ended December 31, 2022 and $694.9 million for the quarter ended March 31, 2022. The average yield on total loans was 5.32% for the quarter ended March 31, 2023, compared to 5.10% for the quarter ended December 31, 2022 and 4.71% for the quarter ended March 31, 2022. The increase in the average loan yield during the current quarter compared to the prior quarter and first quarter of 2022 was primarily due to variable rate loans adjusting to higher market interest rates and new loan originations at higher interest rates. Interest income on investments and interest-bearing cash increased $52 thousand to $793 thousand for the quarter ended March 31, 2023, compared to $741 thousand for the quarter ended December 31, 2022, and increased $655 thousand from $138 thousand for the quarter ended March 31, 2022, due to a higher average yield on investments and interest-bearing cash, partially offset by a lower average balance as excess cash liquidity was deployed into higher yielding loans during the past year.
Interest expense increased $672 thousand, or 31.5%, to $2.8 million for the quarter ended March 31, 2023, from $2.1 million for the quarter ended December 31, 2022, and increased $2.2 million, or 371.1%, from $595 thousand for the quarter ended March 31, 2022. The increase in interest expense during the current quarter from the prior quarter was primarily the result of a $60.3 million increase in the average balance of certificate accounts, as well as higher average rates paid on all interest-bearing deposits, partially offset by a $36.1 million decrease in the average balance of interest-bearing deposits other than certificate accounts and a $14.4 million decrease in the average balance of borrowings, comprised of Federal Home Loan Bank ("FHLB") advances. The increase in interest expense during the current quarter from the comparable period a year ago was primarily the result of a $44.9 million increase in the average balance of borrowings and a $144.3 million increase in the average balance of certificate accounts, as well as higher average rates paid on all interest-bearing deposits, partially offset by a $106.0 million decrease in the average balance of interest-bearing deposits other than certificate accounts. The average cost of total borrowings increased to 4.78% for the quarter ended March 31, 2023, from 4.20% for the quarter ended December 31, 2022, and decreased from 5.85% for the quarter ended March 31, 2022, reflecting the increased use of lower cost FHLB advances subsequent to June 2022 to supplement our liquidity needs. The average balance of our total borrowings decreased $14.4 million to $56.6 million from $71.0 million for the quarter ended December 31, 2022, as FHLB overnight advances decreased during the quarter as result of the increase in deposits, and the average balance of our total borrowings increased $45.0 million from $11.6 million for the quarter ended March 31, 2022 as we used FHLB advances to fund loan growth.
Net interest margin (annualized) was 4.01% for the quarter ended March 31, 2023, compared to 4.05% for the quarter ended December 31, 2022 and 3.49% for the quarter ended March 31, 2022. The decrease in net interest margin from the prior quarter was primarily due to the cost of funding increasing at a faster pace than the yield earned on interest-earning assets, driven by the higher average balance of certificate accounts, partially offset by the increase in the average balance of loans. The increase from the same quarter a year ago was the result of an increase in interest income on interest-earning assets, driven by the higher average balance of and yield earned on loans, partially offset by an increase in the cost of funding.

The Company recorded a provision for credit losses of $10 thousand for the quarter ended March 31, 2023, consisting of a provision for credit losses on loans of $245 thousand and a release of reserve for unfunded loan commitments of $235 thousand. This compared to a provision for credit losses of $78 thousand for the quarter ended December 31, 2022, consisting of a provision for loan losses of $125 thousand and a release of the reserve for unfunded loan commitments of $47 thousand, and a provision for credit losses of $140 thousand for the quarter ended March 31, 2022, consisting of a provision for loan losses and unfunded loan commitments of $125 thousand and $15 thousand respectively. The Company adopted the CECL standard as of January 1, 2023, which resulted in a one-time upward adjustment to the allowance for credit losses for loans of $760 thousand and an allowance for unfunded loan commitments of $695 thousand, and an after-tax decrease to opening retained earnings of $1.1 million. All amounts prior to January 1, 2023 were calculated using the previous incurred loss methodology to compute our allowance for credit losses, which is not directly comparable to the new current expected credit losses methodology. The decrease in the provision for credit losses for the quarter ended March 31, 2023 compared to the quarter ended December 31, 2022 resulted primarily from the lower growth in our loans held-for-portfolio, with most of the growth a result of advances on our construction portfolio ultimately resulting in a release of the reserve for unfunded commitments. The provision for credit losses in the first quarter of 2023 also reflects assumptions related to our forecast concerning the economic environment as a result of local, national and global events, including recent bank failures. In addition, expected loss estimates consider various factors including customer specific information, changes in risk ratings, projected delinquencies, and the impact of economic conditions on borrowers' ability to repay.
Noninterest income remained essentially unchanged at $1.0 million for the quarters ended March 31, 2023 and December 31, 2022, and decreased $554 thousand, or 36.4%, from $1.5 million for the quarter ended March 31, 2022. The decrease in noninterest income from the comparable period in 2022 was primarily due to a $287 thousand decrease in net gain on sale of loans as a result of a decline in both the amount of loans originated for sale and gross margins for loans sold and a $408 thousand decrease in the fair value adjustment on mortgage servicing rights, partially offset by a $130 thousand increase in earnings on the cash surrender value of bank-owned life insurance (“BOLI”). Loans sold during the quarter ended March 31, 2023, totaled $3.9 million, compared to $3.5 million and $12.2 million during the quarters ended December 31, 2022 and March 31, 2022, respectively.

Noninterest expense increased $450 thousand, or 6.3%, to $7.6 million for the quarter ended March 31, 2023, compared to $7.2 million for the quarter ended December 31, 2022, and increased $795 thousand, or 11.7%, from $6.8 million for the quarter ended March 31, 2022. The increase from the quarter ended December 31, 2022 was primarily a result of an increase in salaries and benefits expense of $251 thousand resulting from annual employer contributions to deferred compensation plans, lower deferred compensation related to loan originations and higher stock compensation expense, partially offset by lower medical expense and a decrease in incentive compensation expense as a result of lower loan growth. Data processing expense increased as a result of the write off of one large project during the quarter that was previously being capitalized as a result of the vendor discontinuing the platform. Operations expense decreased $95 thousand primarily due to decreases in various expenses including office expenses, lower loan origination costs due to lower mortgage origination volumes, and lower audit and professional fees. The increase in noninterest expense compared to the quarter ended March 31, 2022 was primarily due to an increase in salaries and benefits of $318 thousand primarily due to higher wages and lower deferred compensation, partially offset by a decrease in incentive compensation as a result of a lower percentage earned on loans originated, changes to incentive compensation programs, such as the addition of non-production performance requirements, and lower commission expense related to a decline in mortgage originations. Operations expense increased $142 thousand compared to the quarter ended March 31, 2022 due to increases in various accounts including travel expenses, debit card processing, audit fees, fixed assets, state and local taxes, charitable contributions and office expenses. These increases were partially offset by lower loan origination costs due to lower mortgage origination volume and decreases in various accounts including marketing, legal and professional fees.
The efficiency ratio for the quarter ended March 31, 2023 was 73.65%, compared to 66.93% for the quarter ended December 31, 2022 and 74.61% for the quarter ended March 31, 2022. The higher efficiency ratio for the current quarter compared to the sequential quarter was primarily due to annual expenses that we incurred during the first quarter of 2023 causing an increase in our noninterest expense, as well as a decline in net interest income as interest-bearing liabilities were not fully deployed into higher interest-earning assets during the quarter. The improvement in the efficiency ratio for the current quarter compared to the same period in the prior year was primarily due to net interest income rising at a faster rate than the increase in noninterest expense and the decline in noninterest income.

Balance Sheet Review, Capital Management and Credit Quality

Assets at March 31, 2023 totaled $1.00 billion, compared to $976.4 million at December 31, 2022 and $958.9 million at March 31, 2022. The increase in total assets from December 31, 2022 was primarily due to loan growth and an increase in cash and cash equivalents. The increase from one year ago was primarily a result of increases in loans held-for-portfolio, partially offset by lower balances in cash and cash equivalents and investment securities.
Cash and cash equivalents increased $23.7 million, or 41.1%, to $81.6 million at March 31, 2023, compared to $57.8 million at December 31, 2022, and decreased $115.5 million, or 58.6%, from $197.1 million at March 31, 2022. The increase from the prior quarter-end was primarily due to an increase in deposits, primarily certificate and money market accounts, partially offset by the repayment of FHLB overnight advances. The decrease from one year ago was primarily due to deploying cash earning a nominal yield into higher interest-earning loans, partially offset by an increase in deposits, primarily certificate accounts.
Investment securities decreased $1.6 million, or 13.0%, to $10.8 million at March 31, 2023, compared to $12.4 million at December 31, 2022, and decreased $1.7 million, or 13.3%, from $12.4 million at March 31, 2022. Held-to-maturity securities totaled $2.2 million at March 31, 2023, December 31, 2022, and March 31, 2022. Available-for-sale securities totaled $8.6 million at March 31, 2023, compared to $10.2 million at December 31, 2022, and $10.2 million at March 31, 2022. The decrease in available-for-sale securities from the prior quarter-end was primarily due to the maturity of our treasury bills for $1.6 million and regularly scheduled payments, partially offset by a lower net unrealized losses resulting from an increase in market values during the quarter. The decrease from one year ago was primarily due to the call of one municipal bond in the fourth quarter of 2022, regularly scheduled payments and maturities, and net unrealized losses resulting from the increases in market interest rates during the year. The treasury bills were purchased and matured within the past year, representing no net impact on the fluctuation.
Loans held-for-portfolio increased to $870.5 million at March 31, 2023, from $866.0 million at December 31, 2022 and $709.5 million at March 31, 2022. The increase in loans held-for-portfolio at March 31, 2023, compared to December 31, 2022, primarily resulted from increases in residential and construction and land loans, partially offset by a decline in commercial real estate, multifamily and consumer loans. The increase in loans held-for-portfolio at March 31, 2023, compared to one year ago, primarily resulted from increases across all loan categories, excluding other consumer loans, which decreased between the periods primarily due to the shift in lending activity from houseboats (other consumer loans) to floating homes as a result of more clients applying for a loan owning their slip. The increase from December 31, 2022 in loans held-for-portfolio primarily resulted from the funding of commercial construction projects and a new commercial and industrial relationship. The increase from March 31, 2022 in loans held-for-portfolio primarily resulted from greater economic and lending activity in our market area.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans, including nonperforming loan modifications, other real estate owned (“OREO”) and other repossessed assets, decreased $1.7 million, or 48.4%, to $1.9 million at March 31, 2023, from $3.6 million at December 31, 2022 and decreased $3.5 million, or 65.4% from $5.4 million at March 31, 2022. The decrease in nonperforming assets from the prior quarter-end was primarily due to the payoff of $1.5 million in nonperforming one-to-four family loans related to a single borrower and the write off of one residential property for $84 thousand. The decrease from one year ago was primarily due to the payoff of a $2.3 million nonperforming multifamily loan during 2022, the payoff of $1.5 million in nonperforming one-to-four family loans related to a single borrower, the payoff of a $243 thousand other consumer loan, and the write off of one residential property for $84 thousand, partially offset by additions during the same period.
NPAs to total assets were 0.19%, 0.37% and 0.56% at March 31, 2023, December 31, 2022 and March 31, 2022, respectively. The allowance for loan losses to total loans outstanding was 0.98%, 0.88% and 0.90% at March 31, 2023, December 31, 2022 and March 31, 2022, respectively. Net loan charge-offs for the first quarter of 2023 totaled $72 thousand, compared to $15 thousand for the fourth quarter of 2022, and $24 thousand for the first quarter of 2022.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Nonperforming Loans:
One-to-four family	$697	$2,135	$1,961	$1,669	$1,676
Home equity loans	138	142	133	152	155
Commercial and multifamily	—	—	—	2,307	2,336
Construction and land	322	324	29	30	31
Manufactured homes	134	96	99	117	135
Commercial business	—	—	—	—	170
Other consumer	1	262	265	233	244
Total nonperforming loans	1,293	2,959	2,486	4,509	4,747
OREO and Other Repossessed Assets:
One-to-four family	—	84	84	84	84
Commercial and multifamily	575	575	575	575	575
Total OREO and repossessed assets	575	659	659	659	659
Total nonperforming assets	$1,868	$3,618	$3,145	$5,168	$5,406

Nonperforming Loans:
One-to-four family	37.3%	59.0%	62.3%	32.3%	31.0%
Home equity loans	7.4	3.9	4.2	2.9	2.9
Commercial and multifamily	—	—	—	44.7	43.2
Construction and land	17.3	9.0	0.9	0.6	0.6
Manufactured homes	7.2	2.7	3.2	2.3	2.5
Commercial business	—	—	—	—	3.1
Other consumer	—	7.2	8.4	4.5	4.5
Total nonperforming loans	69.2	81.8	79.0	87.3	87.8
OREO and Other Repossessed Assets:
One-to-four family	—	2.3	2.7	1.6	1.6
Commercial and multifamily	30.8	15.9	18.3	11.1	10.6
Total OREO and repossessed assets	30.8	18.2	21.0	12.7	12.2
Total nonperforming assets	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Allowance for Loan Losses
Balance at beginning of period	$7,599	$7,489	$7,117	$6,407	$6,306
Adoption of ASU 2016-13(1)	760	—	—	—	—
Provision for credit losses during the period	245	125	375	600	125
Net (charge-offs)/recoveries during the period	(72)	(15)	(3)	110	(24)
Balance at end of period	$8,532	$7,599	$7,489	$7,117	$6,407
Reserve for unfunded loan commitments
Balance at beginning of period	$335	$382	$411	$419	$404
Adoption of ASU 2016-13(1)	695	—	—	—	—
Provision for (reversal of) credit losses	(235)	(47)	(29)	(8)	15
Balance at end of period	795	335	382	411	419
Allowance for credit losses (ACL)	$9,327	$7,934	$7,871	$7,528	$6,826
Allowance for loan losses to total loans	0.98%	0.88%	0.88%	0.88%	0.90%
Allowance for credit losses to total loans	1.07%	0.92%	0.92%	0.93%	0.96%
Allowance for loan losses to total nonperforming loans	659.86%	256.81%	301.25%	157.84%	134.97%
Allowance for credit losses to total nonperforming loans	721.35%	268.16%	316.57%	166.97%	143.78%
(1)    Represents the impact of adopting ASU 2016-13, Financial Instruments — Credit Losses on January 1, 2023. As a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses is based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.

Deposits increased $32.9 million, or 4.1%, to $841.6 million at March 31, 2023, from $808.8 million at December 31, 2022 and increased $5.6 million, or 0.7%, from $836.1 million at March 31, 2022. The increase in deposits compared to the prior quarter-end was primarily a result of higher balances in certificate and money market accounts, partially offset by lower balances in all other deposit products, largely driven by consumer behavior to move funds from lower yielding products into higher interest-bearing deposit products. The increase in our deposits compared to one year ago was a result of an increase in certificate accounts, which was primarily used to fund organic loan growth. Our noninterest-bearing deposits decreased $117 thousand, or 0.1% to $173.1 million at March 31, 2023, compared to $173.2 million at December 31, 2022 and decreased $35.7 million, or 17.1% from $208.8 million at March 31, 2022. Noninterest-bearing deposits represented 20.6%, 21.4% and 25.0% of total deposits at March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
There were $35.0 million of outstanding FHLB advances at March 31, 2023, as compared to $43.0 million at December 31, 2022 and none at March 31, 2022. FHLB advances are primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. Subordinated notes, net totaled $11.7 million at each of March 31, 2023, December 31, 2022 and March 31, 2022.
Stockholders’ equity totaled $98.6 million at March 31, 2023, an increase of $900 thousand, or 0.9%, from $97.7 million at December 31, 2022, and an increase of $4.8 million, or 5.1%, from $93.9 million at March 31, 2022. The increase in stockholders’ equity from December 31, 2022 was primarily the result of $2.2 million of net income earned during the current quarter, a $83 thousand decrease in accumulated other comprehensive loss, net of tax, and $247 thousand in proceeds from exercises of stock options, partially offset by the payment of $442 thousand in dividends to Company stockholders. In addition, stockholders' equity was impacted by the adoption of CECL in the first quarter of 2023, which as of January 1, 2023, resulted in an after-tax decrease to opening retained earnings of $1.1 million.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors listed below or because of other factors that we cannot foresee that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors which could cause actual results to differ materially, include, but are not limited to: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation or deflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia's invasion of Ukraine, as well as supply chain disruptions and any governmental or societal responses to new COVID-19 variants; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; legislative changes; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission, which are available at www.soundcb.com and on the SEC's website at www.sec.gov. The risks inherent in these factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company and could negatively affect the Company's operating and stock performance.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Interest income	$12,174	$11,819	$10,776	$8,986	$8,213
Interest expense	2,803	2,131	1,179	594	595
Net interest income	9,371	9,688	9,597	8,392	7,618
Provision for credit losses(1)	10	78	346	592	140
Net interest income after provision for credit losses	9,361	9,610	9,251	7,800	7,478
Noninterest income:
Service charges and fee income	581	618	604	596	549
Earnings (loss) on cash surrender value of bank-owned life insurance	151	175	59	(35)	21
Mortgage servicing income	299	303	306	313	320
Fair value adjustment on mortgage servicing rights	(140)	(127)	9	57	268
Net gain on sale of loans	78	49	48	84	365
Total noninterest income	969	1,018	1,026	1,015	1,523
Noninterest expense:
Salaries and benefits	4,485	4,234	4,044	3,969	4,167
Operations	1,441	1,536	1,610	1,436	1,299
Regulatory assessments	153	136	116	99	101
Occupancy	459	418	447	439	432
Data processing	993	841	848	849	821
Total noninterest expense	7,615	7,165	7,065	6,792	6,820
Income before provision for income taxes	2,715	3,463	3,212	2,023	2,181
Provision for income taxes	547	539	666	409	458
Net income	$2,168	$2,924	$2,546	$1,614	$1,723
(1)    Prior period amounts include the reclassification of the provision for (release of) unfunded loan commitment expense from operations expense for comparability purposes. However, prior period amounts were calculated using the previously applied incurred loss methodology, rather than the current expected credit losses methodology as a result of the adoption of CECL on January 1, 2023, and the balances are not directly comparable.

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
ASSETS
Cash and cash equivalents	$81,580	$57,836	$76,064	$80,051	$197,091
Available-for-sale securities, at fair value	8,601	10,207	10,396	9,382	10,223
Held-to-maturity securities, at amortized cost	2,190	2,199	2,207	2,215	2,223
Loans held-for-sale	1,414	—	1,908	100	1,297
Loans held-for-portfolio	870,545	865,981	851,447	806,078	709,485
Allowance for credit losses - loans	(8,532)	(7,599)	(7,489)	(7,117)	(6,407)
Total loans held-for-portfolio, net	862,013	858,382	843,958	798,961	703,078
Accrued interest receivable	3,152	3,083	2,809	2,350	2,117
Bank-owned life insurance, net	21,465	21,314	21,140	21,081	21,116
Other real estate owned ("OREO") and other repossessed assets, net	575	659	659	659	659
Mortgage servicing rights, at fair value	4,587	4,687	4,787	4,754	4,668
Federal Home Loan Bank ("FHLB") stock, at cost	2,583	2,832	2,897	2,317	1,117
Premises and equipment, net	5,370	5,513	5,505	5,632	5,730
Right-of-use assets	5,200	5,102	5,319	5,548	5,777
Other assets	5,633	4,537	4,597	3,954	3,758
TOTAL ASSETS	$1,004,363	$976,351	$982,246	$937,004	$958,854
LIABILITIES
Interest-bearing deposits	$668,568	$635,567	$623,122	$599,377	$627,323
Noninterest-bearing deposits	173,079	173,196	192,275	186,609	208,768
Total deposits	841,647	808,763	815,397	785,986	836,091
Borrowings	35,000	43,000	44,500	30,000	—
Accrued interest payable	385	395	109	194	38
Lease liabilities	5,543	5,448	5,749	5,980	6,211
Other liabilities	9,398	8,318	8,071	9,210	9,169
Advance payments from borrowers for taxes and insurance	2,099	1,046	1,799	922	1,851
Subordinated notes, net	11,686	11,676	11,665	11,655	11,644
TOTAL LIABILITIES	905,758	878,646	887,290	843,947	865,004
STOCKHOLDERS' EQUITY:
Common stock	26	26	26	26	26
Additional paid-in capital	28,251	28,004	27,886	27,777	28,154
Retained earnings	71,362	70,792	68,309	66,203	66,139
Accumulated other comprehensive loss, net of tax	(1,034)	(1,117)	(1,265)	(949)	(469)
TOTAL STOCKHOLDERS' EQUITY	98,605	97,705	94,956	93,057	93,850
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,004,363	$976,351	$982,246	$937,004	$958,854

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Annualized return on average assets	0.88%	1.16%	1.04%	0.70%	0.75%
Annualized return on average equity	8.88	11.94	10.61	6.86	7.39
Annualized net interest margin(1)	4.01	4.05	4.13	3.83	3.49
Annualized efficiency ratio(2)	73.65%	66.93%	66.51%	72.20%	74.61%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Basic earnings per share	$0.84	$1.13	$0.99	$0.62	$0.66
Diluted earnings per share	$0.83	$1.12	$0.97	$0.61	$0.65
Weighted-average basic shares outstanding	2,578,413	2,565,407	2,562,551	2,584,179	2,602,168
Weighted-average diluted shares outstanding	2,604,043	2,600,905	2,597,690	2,615,299	2,640,359
Common shares outstanding at period-end	2,601,443	2,583,619	2,581,949	2,578,595	2,621,531
Book value per share	$37.90	$37.82	$36.78	$36.09	$35.80

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$867,724	$11,381	5.32%	$861,371	$11,078	5.10%	$694,920	$8,075	4.71%
Investments and interest-bearing cash	80,244	793	4.01%	88,503	741	3.32%	190,385	138	0.29%
Total interest-earning assets	$947,968	$12,174	5.21%	$949,874	$11,819	4.94%	$885,305	$8,213	3.76%
Interest-Bearing Liabilities:
Savings and money market accounts	$164,270	$93	0.23%	$174,410	$88	0.20%	$196,128	$30	0.06%
Demand and NOW accounts	241,088	267	0.45%	267,043	280	0.42%	315,181	122	0.16%
Certificate accounts	246,578	1,776	2.92%	186,277	1,011	2.15%	102,315	275	1.09%
Subordinated notes	11,683	168	5.83%	11,669	168	5.71%	11,637	168	5.85%
Borrowings	44,911	499	4.51%	59,348	584	3.90%	—	—	—%
Total interest-bearing liabilities	$708,530	2,803	1.60%	$698,747	2,131	1.21%	$625,261	595	0.39%
Net interest income/spread		$9,371	3.60%		$9,688	3.73%		$7,618	3.38%
Net interest margin			4.01%			4.05%			3.49%

Ratio of interest-earning assets to interest-bearing liabilities	134%			136%			142%
Noninterest-bearing deposits	$172,805			$183,800			$194,556
Total deposits	824,741	$2,136	1.05%	811,530	$1,379	0.67%	808,180	$427	0.21%
Total funding (1)	881,335	2,803	1.29%	882,547	2,131	0.96%	819,817	595	0.29%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Real estate loans:
One-to-four family	$274,687	$274,638	$270,009	$250,295	$221,832
Home equity	19,631	19,548	17,642	16,374	13,798
Commercial and multifamily	307,558	313,358	315,677	307,462	279,892
Construction and land	125,983	116,878	112,980	101,394	70,402
Total real estate loans	727,859	724,422	716,308	675,525	585,924
Consumer Loans:
Manufactured homes	27,904	26,953	25,375	23,264	22,179
Floating homes	73,579	74,443	69,968	66,573	59,784
Other consumer	17,378	17,923	17,565	18,076	18,370
Total consumer loans	118,861	119,319	112,908	107,913	100,333
Commercial business loans	25,192	23,815	23,986	24,302	24,452
Total loans	871,912	867,556	853,202	807,740	710,709
Less:
Premiums	946	973	984	1,010	788
Deferred fees, net	(2,313)	(2,548)	(2,739)	(2,672)	(2,012)
Allowance for loan losses	(8,532)	(7,599)	(7,489)	(7,117)	(6,407)
Total loans held for portfolio, net	$862,013	$858,382	$843,958	$798,961	$703,078

DEPOSITS
(Dollars in thousands, unaudited)

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Noninterest-bearing	$173,079	$173,196	$192,275	$186,609	$208,768
Interest-bearing	235,836	254,982	284,267	312,439	333,449
Savings	83,991	95,641	99,602	103,311	106,217
Money market	77,624	74,639	84,692	87,672	89,164
Certificates	271,117	210,305	154,561	95,955	98,493
Total deposits	$841,647	$808,763	$815,397	$785,986	$836,091

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total nonperforming loans	1,293	2,958	2,486	4,509	4,747
OREO and other repossessed assets	575	659	659	659	659
Total nonperforming assets	$1,868	$3,617	$3,145	$5,168	$5,406
Net (charge-offs) recoveries during the quarter	(72)	(15)	(3)	110	(24)
Provision for credit losses during the quarter	10	78	346	592	140
Allowance for loan losses	8,532	7,599	7,489	7,117	6,407
Allowance for loan losses to total loans	0.98%	0.88%	0.88%	0.88%	0.90%
Allowance for loan losses to total nonperforming loans	659.97%	256.87%	301.24%	157.84%	134.96%
Nonperforming loans to total loans	0.15%	0.34%	0.29%	0.56%	0.67%
Nonperforming assets to total assets	0.19%	0.37%	0.32%	0.55%	0.56%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Total loans to total deposits	103.60%	107.27%	104.64%	102.77%	85.00%
Noninterest-bearing deposits to total deposits	20.56%	21.41%	23.58%	23.74%	24.97%

Average total assets for the quarter	$996,516	$996,042	$969,254	$920,984	$931,094
Average total equity for the quarter	$99,028	$97,119	$95,244	$94,397	$94,497

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495